FORM 3

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

INITIAL STATEMENT OF BENEIFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person

    Jerome H. Granrud
    425 Corporate Circle
    Golden, CO  80401

2.  Date of Event Requiring Statement (Month/Day/Year)

    May 1, 2002

3.  IRS or Social Security Number of Reporting Person (Voluntary)

    N/A

4.  Issuer Name and Ticker or Trading Symbol

    UQM Technologies, Inc.  (UQM)

5.  Relationship of Reporting Person to Issuer

    Director

6.  If Amendment, Date of Original (Month/Day/Year)

    N/A

7.  Individual or Joint/Group Filing (Check applicable line)

    Form filed by One Reporting Person

TABLE I-Non-Derivative Securities Beneficially Owned

1.  Title of Security (Instr. 4)

    Line 1 - Common Stock

2.  Amount of Securities Beneficially Owned (Inst. 4)

    Line 1 - 2,000 Shares

3.  Ownership Form:  Direct (D) or Indirect (I)    (Instr. 5)

    Line 1 - Direct

4.  Nature of Indirect Beneficial Ownership (Instr. 5)

    Line 1- N/A

TABLE II-Derivative Securities Beneficially Owned (e.g., Puts, Calls,
         Warrants, Options, Convertible Securities)

1.  Title of Derivative Security (Instr. 4)

    N/A

2.  Date Exercisable and Expiration Date (Month/Day/Year)

    N/A

3.  Title and Amount of Securities Underlying Derivative Security (Instr. 4)

    N/A

4.  Conversion or Exercise Price of Derivative Security

    N/A

5.  Ownership Form of Derivative Security Direct (D) or Indirect (I)  (Instr. 5)

    N/A

6.  Nature of Indirect Beneficial Ownership  (Instr. 5)

    N/A

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal

Violations.  See 18 U.S.C. 1001 and 15 U.S.C.  78ff(a)

/s/ Jerome H. Granrud                                         May 3, 2002
**Signature of Reporting Person                                Date